March 2008
Pricing Sheet dated March 24, 2008 relating to
Preliminary Pricing Supplement No. 530 dated February 25, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Shares of the iShares® MSCI Emerging Markets Index Fund
PRICING TERMS – MARCH 24, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$4,400,000
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per note
Pricing date:	March 24, 2008
Original issue date:	March 31, 2008 (5 business days after the pricing date)
Maturity date:	March 28, 2013, subject to postponement for certain market disruption events
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Maturity redemption amount:	The greater of the (i) minimum payment amount and (ii) share-based payment amount
Minimum payment amount:	$11.00 (110% of the stated principal amount) per note
Share-based payment amount:	$10 times the product of the quarterly performances of the underlying shares over the term of the notes
Quarterly performance:
Quarterly performance in each quarterly valuation period is equal to (i) the closing price of the underlying shares at the end of that quarterly valuation period divided by (ii) the closing price of the underlying shares at the start of that quarterly valuation period, subject to the maximum quarterly performance.  The closing price of the underlying shares will be subject to an adjustment factor, initially set at 1.0, to reflect certain corporate events affecting the underlying shares.

Quarterly valuation period:
Each quarterly valuation period from and including a period valuation date to and including the immediately succeeding period valuation date; provided that the first quarterly valuation period will begin on the pricing date

Period valuation date:
The period valuation dates for the notes will be the last scheduled trading day of each March, June, September and December, beginning March 2008 and ending in March 2013, provided that the period valuation date in March 2008 will be the pricing date and the period valuation date in March 2013 will be March 26, 2013, which is the second scheduled trading day prior to the maturity date.  The period valuation dates are subject to postponement for certain market disruption events.  The closing price of the underlying shares on the pricing date was $134.01.

Maximum quarterly performance:	1.07 (corresponding to a 7% quarterly increase)
Interest:	None
CUSIP:	61747W182
Listing:	The notes will not be listed on any securities exchange.
Minimum ticketing size:	100 notes
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.30	$9.70
Total	$4,400,000	$132,000	$4,268,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.90 per note.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 530 dated February 25, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.